                          AGREEMENT AND PLAN OF MERGER

                                      Among

                           THOMSON U.S. HOLDINGS INC.,

                              SCS SUBSIDIARY, INC.

                                       and

                                SCS/COMPUTE, INC.

                          Dated as of December 19, 1995

                            Glossary of Defined Terms

Defined Term                                                 Location of Definition
affiliate ................................................       Section 9.03(a)
Agreement ................................................       Preamble
beneficial owner .........................................       Section 9.03(b)
Blue Sky Laws ............................................       Section 3.05(b)
Board ....................................................       Recitals
business day .............................................       Section 9.03(c)
Certificate of Merger ....................................       Section 2.02
Certificates .............................................       Section 2.09(b)
Code .....................................................       Section 3.10(a)
Company ..................................................       Preamble
Competing Proposal .......................................       Section 8.03(a)
Confidentiality Agreement ................................       Section 6.04(b)
control ..................................................       Section 9.03(d)
Delaware Law .............................................       Recitals
Disclosure Schedule ......................................       Section 3.03
Dissenting Shares ........................................       Section 2.08(a)
Effective Time ...........................................       Section 2.02
Environmental Claims .....................................       Section 3.16(a)
Environmental Law ........................................       Section 3.16(a)
Environmental Permit .....................................       Section 3.16(a)
ERISA ....................................................       Section 3.10(a)
Exchange Act .............................................       Section 1.02(b)
Expenses .................................................       Section 8.03(a)
Fee ......................................................       Section 8.03(a)
Governmental Authority ...................................       Section 3.16(a)
Hazardous Materials ......................................       Section 3.16(a)
HSR Act ..................................................       Section 3.05(b)
Indemnified Parties ......................................       Section 6.07(b)
Intellectual Property ....................................       Section 3.14(a)
IRS ......................................................       Section 3.10(a)
leased property ..........................................       Section 3.16(a)
Licensed Intellectual Property ...........................       Section 3.14(a)
Liens ....................................................       Section 3.13(b)
Material Adverse Effect ..................................       Section 3.01
Material Contract ........................................       Section 3.17
Merger ...................................................       Recitals
Merger Consideration .....................................       Section 2.06(a)
Minimum Condition ........................................       Section 1.01(a)
Multiemployer Plan .......................................       Section 3.10(b)
Multiple Employer Plan ...................................       Section 3.10(b)
1994 Balance Sheet .......................................       Section 3.07(c)
Offer ....................................................       Recitals
Offer Documents ..........................................       Section 1.01(b)
Offer to Purchase ........................................       Section 1.01(b)
Option ...................................................       Section 2.07
Owned Intellectual Property ..............................       Section 3.14(a)
Parent ...................................................       Preamble
Paying Agent .............................................       Section 2.09(a)
Permitted Liens ..........................................       Section 3.13(b)
Per Share Amount .........................................       Recitals
person ...................................................       Section 9.03(e)
Plans ....................................................       Section 3.10(a)
Proxy Statement ..........................................       Section 3.12
Purchaser ................................................       Preamble

Schedule 14D-9  ..........................................       Section 1.02(b)
Schedule 14D-1  ..........................................       Section 1.01(b)
SEC ......................................................       Section 1.01(b)
SEC Reports ..............................................       Section 3.07(a)
Securities Act ...........................................       Section 3.07(a)
Shares ...................................................       Recitals
Stockholders' Meeting ....................................       Section 6.01(a)
subsidiary ...............................................       Section 9.03(f)
Surviving Corporation ....................................       Section 2.01
Transactions .............................................       Section 3.04
WARN .....................................................       Section 3.10(f)

                                TABLE OF CONTENTS

                                                                            Page
                                 ARTICLE I

                                 THE OFFER

     SECTION 1.01.  The Offer.............................................     2
     SECTION 1.02.  Company Action........................................     3

                                ARTICLE II

                                THE MERGER

     SECTION 2.01.  The Merger............................................     4
     SECTION 2.02.  Effective Time; Closing...............................     4
     SECTION 2.03.  Effect of the Merger..................................     5
     SECTION 2.04.  Certificate of Incorporation; By-laws.................     5
     SECTION 2.05.  Directors and Officers................................     5
     SECTION 2.06.  Conversion of Securities..............................     5
     SECTION 2.07.  Stock Options.........................................     6
     SECTION 2.08.  Dissenting Shares.....................................     6
     SECTION 2.09.  Surrender of Shares; Stock Transfer Books.............     7

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     SECTION 3.01.  Organization and Qualification........................     8
     SECTION 3.02.  Certificate of Incorporation and By-laws..............     9
     SECTION 3.03.  Capitalization........................................     9
     SECTION 3.04.  Authority Relative to this Agreement..................     9
     SECTION 3.05.  No Conflict; Required Filings and Consents............    10
     SECTION 3.06.  Compliance............................................    10
     SECTION 3.07.  SEC Filings; Financial Statements.....................    11
     SECTION 3.08.  Absence of Certain Changes or Events..................    12
     SECTION 3.09.  Absence of Litigation.................................    12
     SECTION 3.10.  Employee Benefit Plans................................    13
     SECTION 3.11.  Labor Matters.........................................    15
     SECTION 3.12.  Offer Documents; Schedule 14D-9; Proxy Statement......    15
     SECTION 3.13.  Real Property and Leases..............................    16
     SECTION 3.14.  Trademarks, Patents and Copyrights....................    16
     SECTION 3.15.  Taxes.................................................    19
     SECTION 3.16.  Environmental Matters.................................    19
     SECTION 3.17.  Material Contracts....................................    21
     SECTION 3.18.  Brokers...............................................    21
     SECTION 3.19.  Opinion of Financial Advisor..........................    22
     SECTION 3.20. Related Party Transactions.............................    22

                                ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     SECTION 4.01.  Corporate Organization................................    22
     SECTION 4.02.  Authority Relative to this Agreement..................    22
     SECTION 4.03.  No Conflict; Required Filings and Consents............    23
     SECTION 4.04.  Financing.............................................    23
     SECTION 4.05.  Offer Documents; Proxy Statement......................    23

     SECTION 4.06.  Brokers...............................................    24

                                 ARTICLE V

                  CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01.  Conduct of Business by the Company Pending the Merger..   24

                                ARTICLE VI

                           ADDITIONAL AGREEMENTS

     SECTION 6.01.  Stockholders' Meeting..................................   26
     SECTION 6.02.  Proxy Statement........................................   27
     SECTION 6.03.  Company Board Representation; Section 14(f)............   27
     SECTION 6.04.  Access to Information; Confidentiality.................   28
     SECTION 6.05.  No Solicitation of Transactions........................   28
     SECTION 6.06.  Employee Benefits Matters..............................   29
     SECTION 6.07.  Directors' and Officers' Indemnification...............   29
     SECTION 6.08.  Notification of Certain Matters........................   30
     SECTION 6.09.  Further Action; Reasonable Best Efforts................   31
     SECTION 6.10.  Public Announcements...................................   31
     SECTION 6.11.  Confidentiality Agreement..............................   31

                                ARTICLE VII

                         CONDITIONS TO THE MERGER

     SECTION 7.01.  Conditions to the Merger...............................   31

                               ARTICLE VIII

                     TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01.  Termination............................................   32
     SECTION 8.02.  Effect of Termination..................................   33
     SECTION 8.03.  Fees and Expenses......................................   34
     SECTION 8.04.  Amendment..............................................   35
     SECTION 8.05.  Extension; Waiver......................................   35

                                ARTICLE IX

                            GENERAL PROVISIONS

     SECTION 9.01.  Non-Survival of Representations, Warranties and
                    Agreements.............................................   35
     SECTION 9.02.  Notices................................................   35
     SECTION 9.03.  Certain Definitions....................................   36
     SECTION 9.04.  Severability...........................................   37
     SECTION 9.05.  Entire Agreement; Assignment...........................   37
     SECTION 9.06.  Parties in Interest....................................   38
     SECTION 9.07.  Specific Performance...................................   38
     SECTION 9.08.  Governing Law..........................................   38
     SECTION 9.09.  Headings...............................................   38
     SECTION 9.10.  Counterparts...........................................   38

ANNEX A           Conditions to the Offer

          AGREEMENT AND PLAN OF MERGER, dated as of December 19, 1995 (this "Agreement", which term shall include all Annexes and Exhibits hereto), among THOMSON U.S. HOLDINGS INC., a Delaware corporation ("Parent"), SCS SUBSIDIARY, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and SCS/COMPUTE, INC., a Delaware corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares (other than shares subject to the Stock Purchase Agreement referred to below) of common stock, par value $.10 per share, of the Company (the "Shares"), at a price of $ 6.75 per Share (such amount, or any greater amount per Share pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

          WHEREAS, the Board of Directors of the Company (the "Board") has approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer;

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

          WHEREAS, Parent, Purchaser and Robert W. Nolan, Sr. have entered into a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), pursuant to which Mr. Nolan has agreed to sell 1,082,570 Shares to Purchaser for a purchase price per Share equal to the Per Share Amount;

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

          SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred or be existing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least the number of Shares that when added to the Shares already owned by Parent and the number of Shares to be purchased by Purchaser pursuant to the Stock Purchase Agreement shall constitute more than 50% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the Per Share Amount, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made without the consent of the Company which decreases the Per Share Amount or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The
Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. In the event that the Offer is terminated or withdrawn by Purchaser, Parent and Purchaser shall cause all tendered Shares to be returned pursuant to the instructions set forth in the letter of transmittal.

          SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on December 14, 1995, has unanimously (except for abstentions of interested directors) (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, and (ii) Fister & Associates have delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. Subject only to the fiduciary duties of the Board under applicable law as advised in writing by independent counsel, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers (other than Robert W. Nolan, Sr. with respect to the Shares to be sold pursuant to the Stock Purchase Agreement) that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the transactions contemplated hereby.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company shall provide Purchaser and its counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof and shall provide Purchaser and its counsel with a copy of any written responses and telephonic notification of any verbal responses of the Company or its counsel.

          (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company all copies of such information then in their possession.

                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Notwithstanding anything to the contrary contained in this Section 2.01, Parent may elect instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as hereinafter defined) is mailed initially to the Company's stockholders, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide, as the case may be, that Purchaser or such other wholly owned subsidiary of Parent shall be the Surviving Corporation.

          SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

          SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 2.04. Certificate of Incorporation; By-laws. (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the

Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is SCS/Compute, Inc."

          (b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

          SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

               (a) Each of the Shares issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.06(b) and any Dissenting Shares) (as hereinafter defined) shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount, in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.08, of the certificate that formerly evidenced such Share;

               (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

               (c) Each share of Common Stock, par value $.10 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.10 per share, of the Surviving Corporation.

          SECTION 2.07. Stock Options. Immediately prior to the Effective Time, each outstanding option to purchase Shares (each, an "Option"), whether or not then exercisable, shall be cancelled by the Company, and each holder of a cancelled Option shall be entitled to receive from Purchaser at the same time as payment for Shares is made by Purchaser in connection with the Merger, in consideration for the cancellation of such Option, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and
(ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Option.

          SECTION 2.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          SECTION 2.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, however, that no loss on any investment made pursuant to this Section 2.09 shall relieve the Surviving Corporation of its obligation to pay the Per Share Amount for each Share outstanding immediately prior to the Effective Time (other than Shares cancelled pursuant to Section 2.06(b) and any Dissenting Shares). The Surviving Corporation and Parent shall be responsible for the fees and expenses of or incurred by the Paying Agent.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

          (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Purchaser that:

          SECTION 3.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. "Material Adverse Effect", when used in connection with the Company, means any change or effect that when taken together with all other adverse changes and effects that are within the scope of the representations and warranties made by the Company in this Agreement is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Company. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company. Such Certificate of Incorporation and By-laws are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.

          SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 15,000,000 Shares and 2,000,000 shares of Series A Preferred Stock. As of the date hereof, (i) 2,571,977 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 514,300 Shares are held in the treasury of the Company and (iii) 300,000 Shares are reserved for future issuance pursuant to Options. Except as set forth in this
Section 3.03, and except as set forth in Section 3.03 of the Disclosure Schedule previously delivered by the Company to Parent (the "Disclosure Schedule"), which sets forth the holder of each Option, the date of grant and the applicable exercise price, there are no options, warrants or other rights (including those commonly referred to as "shareholder rights" or "poison pill" rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. As of the date hereof, 100,000 shares of Series A Preferred Stock are issued and outstanding. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

          SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware
Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether considered in a proceeding in equity or at law). The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of Delaware Law will not apply with respect to or as a result of the Transactions or the Stock Purchase Agreement or the transactions contemplated thereby.

          SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) except as set forth in Section 3.05(a) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any Material Contract, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.06. Compliance. The Company is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 31, 1993, and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended January 31, 1993, 1994 and 1995, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended April 30, 1995, July 31, 1995 and October 31, 1995 and (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 31, 1993, and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 31, 1993 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed (or at the effective date thereof in the case of registration statements) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the financial position, results of operations and changes in financial position of the Company as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect).

          (c) Except as and to the extent set forth on the balance sheet of the Company as at January 31, 1995, including the notes thereto (the "1994 Balance Sheet") or disclosed in any SEC Report filed by the Company after January 31, 1995, the Company has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since January 31, 1995 which would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications (if any) listed in Section 3.07(d) of the Disclosure Schedule that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

          SECTION 3.08. Absence of Certain Changes or Events. Since January 31, 1995, except as contemplated by this Agreement or disclosed in any SEC Report filed since January 31, 1995 and prior to the date of this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since January 31, 1995, there has not been
(i) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Company having, individually or in the aggregate, a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company and having, individually or in the aggregate, a Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (v) any entry by the Company into any commitment or transaction material to the Company, (vi) except as set forth in Section 3.08 of the Disclosure Schedule, any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (vii) prior to the date of this Agreement, no breach of any of the contracts referred to in Section 3.17, and, to the best knowledge of the Company, no threat of any such breach, or (viii) except as set forth in Section
3.08 of the Disclosure Schedule, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company, except in the ordinary course of business consistent with past practice.

          SECTION 3.09. Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any property or asset of the Company before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. As of the date hereof, neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award having, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.10. Employee Benefit Plans. (a) Section 3.10 of the Disclosure Schedule contains a true and complete list of (i) all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company and (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company remains secondarily liable under Section 4204 of ERISA (collectively, the "Plans"). Each Plan is in writing and the Company has previously furnished to Parent a true and complete copy of each Plan and a true and complete copy of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. The Company has no express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

          (b) Other than as specifically disclosed in Section 3.10 of the Disclosure Schedule, none of the Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any Subsidiary could incur liability under
Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans
(i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits as a result of any Transaction or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. With respect to each Multiemployer Plan and Multiple Employer Plan, Section 3.10(b) of the Disclosure Schedule sets forth an accurate statement of the total amount of withdrawal liability that the Company would incur in the event of a complete withdrawal, within the meaning of Title IV of ERISA, from each such Plan.

          (c) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. No fact or event has occurred since the date of any such determination letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS that could adversely affect such qualified or exempt status.

          (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan not exempt pursuant to Section 408 of ERISA or Section 4975 of the Code. Neither the company nor any Subsidiary is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists which could give rise to any such liability. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No asset of the Company is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; the Company has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

          (e) Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions, premiums or payments required to be made with respect to any Plan are fully deductible for income tax purposes and no such deduction previously claimed has been challenged by any government entity. The 1994 Balance Sheet reflects an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans. With respect to each Plan subject to Title IV of ERISA, the accumulated benefit obligations of such Plan (determined as of the date of the most recent actuarial valuation prepared for such Plan) does not exceed the fair market value of the assets of such Plan (determined as of the date of such valuation) attributable to such obligations.

          (f) The Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. Section 3.10(f) of the Disclosure Schedule lists (i) all the employees terminated or laid off by the Company during the 90 days prior to the date hereof and (ii) all the employees of the Company who have experienced a reduction in hours of work of more than 50% during any month during the 90 days prior to the date hereof and describes all notices given by the Company in connection with WARN. The Company will, by written notice to Parent and Purchaser, update Section 3.10(f) of the Disclosure Schedule to include any such terminations, layoffs and reductions in hours from the date hereof through the Effective Time and will provide Parent and Purchaser with any related information which they may reasonably request.

          SECTION 3.11. Labor Matters. (i) There are no controversies pending or, to the best knowledge of the Company, threatened between the Company and any of its employees, which controversies have or could have a Material Adverse Effect; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of the Company; and (iv) there is no strike, slowdown, work stoppage or lockout existing, or, to the best knowledge of the Company, threatened, by or with respect to any employees of the Company.

          SECTION 3.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting (as hereinafter defined) and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 3.13. Real Property and Leases. (a) The Company has sufficient title to all its properties and assets to conduct its business as currently conducted or as contemplated to be conducted.

          (b) Each parcel of real property owned or leased by the Company (i) except as set forth in Section 3.13 of the Disclosure Schedule, is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect (collectively, "Permitted Liens"), and

(ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

          (c) All leases of real property leased for the use or benefit of the Company to which the Company is a party and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company.

          SECTION 3.14. Trademarks, Patents and Copyrights. (a) Section 3.14(a)(i) of the Disclosure Schedule sets forth a true and complete list and a brief description of all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights and service marks ("Intellectual Property", which term shall also include all trade secrets, know-how and other proprietary rights and information) to which the Company holds, or has a right to hold, right, title and interest ("Owned Intellectual Property"), including a complete identification of each patent, registration or application for such patent and trademark registration, and Section 3.14(a)(ii) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property licensed or sublicensed to the Company (other than mass distributed software licenses on a shrink-wrap basis) ("Licensed Intellectual Property"), including a list of any license or sublicense thereof. Except as otherwise described in
Section 3.14(a)(i) of the Disclosure Schedule, in each case where a registration or patent or application for registration or patent listed in Section 3.14(a)(i) of the Disclosure Schedule is held by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office or other appropriate government agency. Except as disclosed in Section 3.14(a)(iii) of the Disclosure Schedule, the Company has not received any written notice or claim that the rights of the Company in or to such Intellectual Property conflict with or infringe on the rights of any other Person.

          (b) (i) Except as set forth in Section 3.14(b) of the Disclosure Schedule, the Company's interest in all the Owned Intellectual Property is owned by the Company free and clear of any security interest, pledge, mortgage, lien, charge, encumbrance, existing adverse claim or preferential arrangement and (ii) no claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority (other than ex parte patent office proceedings) has been made or asserted or is pending (nor, to the best knowledge of the Company, has any such claim, action, suit, arbitration, inquiry, proceeding or investigation been threatened) against the Company either (A) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by the Company are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any person. To the best knowledge of the Company, no person is using any trademarks, service marks or trade names that are confusingly similar to trademarks, service marks or trade names included in the Owned Intellectual Property. To the best knowledge of the Company, no person is using any patents, copyrights, trade secrets or similar property which infringe granted patents or copyrights included in the Owned Intellectual Property. The Company has not granted any license or other right to any other person with respect to the Company's interest in the Owned Intellectual Property. The consummation of the Transactions will not result in the termination or impairment of the Company's interest in any of the Owned Intellectual Property.

          (c) The Company has, or has caused to be, made available to Parent correct and complete copies of all the licenses and sublicenses for Licensed Intellectual Property listed in Section 3.14(a)(ii) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such licenses and sublicenses:

          (i) such license or sublicense, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.14(c), is valid and binding obligation of the Company and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

          (ii) such license or sublicense will not cease to be valid and binding obligation of the Company and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

          (iii) with respect to each such license or sublicense: (A) the Company has not received any notice of termination or cancellation under such license or sublicense and no licensor or sublicensor has any right of termination or cancellation under such license or sublicense except in connection with the default of the Company thereunder, (B) the Company has not received any notice of a breach or default under such license or sublicense, which breach or default has not been cured and (C) the Company has not granted to any other person any rights, adverse or otherwise, under such license or sublicense;

          (iv) neither the Company nor, to the best knowledge of the Company, any other party to such license or sublicense is in breach or default in any material respect which breach has not been waived or cured, and, to the best knowledge of the Company, no event has occurred that, with notice or lapse of time or both would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense;

          (v) no claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority (other than ex parte patent office proceedings) has been made or asserted or is pending (nor, to the best knowledge of the Company, has any such claim, action, suit, arbitration, inquiry, proceeding or investigation been threatened) against the Company either (A) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Licensed Intellectual Property or (B) alleging that any Licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any person; and

          (vi) to the best knowledge of the Company, no person is infringing any granted patents, copyrights, trademarks, service marks or trade names, or has misappropriated trade secrets or similar property, included in the Licensed Intellectual Property.

          (d) The Company has taken reasonable measures to assure and maintain the confidentiality of the processes and formulae, research and development results and other know-how of the Company, the value of which is contingent upon maintenance of the confidentiality thereof and, to the best knowledge of the Company, there have not been any material breaches of any confidentiality obligations owing to the Company.

          SECTION 3.15. Taxes. The Company has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it, all such returns are true, correct and complete and it has timely paid and discharged all taxes shown as due thereon and has paid all applicable ad valorem taxes as are due. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax. The accruals and reserves for taxes reflected in the 1994 Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles. The Company has not made an election under Section 341(f) of the Code. There are no tax liens on any assets of the Company. The Company is not a party to any agreement or arrangement what would result in the payment of any "excess parachute payments" within the meaning of section 280G of the Internal Revenue Code. No acceleration of the vesting schedule for any property that is substantially unvested, within the meaning of the regulations under section 83 of the Internal Revenue Code, will occur in connection with the Merger. The Company has not been includible in a consolidated return for any taxable period for which the statute of limitations has not expired. The Company is not subject to any accumulated earnings tax penalty or personal holding company tax.

          SECTION 3.16. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials; (ii) "Environmental Law" means any statute, law, rule, ordinance or code, in effect now or any time prior to the Closing, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials; (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law; (iv) "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body; (v) "Hazardous Materials" means (A) petroleum and petroleum products, by products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law; and (vi) "leased property" and "leased properties" means the real property which the Company has the right to control pursuant to its lease and not any property which the Company does not have the right to control.

          (b) Except as described in Section 3.16 of the Disclosure Schedule:
(i) the Company is and has been in material compliance with all applicable Environmental Laws; (ii) the Company has obtained all necessary Environmental Permits and is and has been in material compliance with their requirements;
(iii) to the best knowledge of the Company, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any of the owned or leased properties or, with respect to the period of the Company's ownership, tenancy or operation of such property, on any real property formerly owned, leased or occupied by the Company; (iv) to the best knowledge of the Company, no owned or leased properties or any property adjoining any owned or leased properties is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof, or on the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date hereof, or any analogous state list of sites requiring investigation or cleanup; (v) to the best knowledge of the Company, there is no asbestos or asbestos-containing material on any of the owned or leased properties; (vi) the Company has not released, discharged or disposed of Hazardous Materials on any of the owned or leased properties or on any real property formerly owned, leased or occupied by the Company in any manner or quantity that can give rise to a Material Adverse Effect; (vii) the Company is not undertaking, has not completed, and, to the best knowledge of the Company, is not required to conduct, any investigation or assessment or remedial or response action relating to any release, discharge or disposal of or contamination with Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (viii) there are no past, pending or, to the best knowledge of the Company, threatened Environmental Claims against the Company or any of its properties, and, to the best knowledge of the Company, there are no facts which can form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Company or any of its predecessors.

          (c) The Company has made available to Parent copies of any environmental audit reports, studies or analyses in its possession or under its control relating to the owned or leased properties or the operations of the Company.

          SECTION 3.17. Material Contracts. Section 3.17 of the Disclosure Schedule lists each contract or agreement to which the Company is a party (i) that is required to be filed pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (each of which has been so filed as an Exhibit to the SEC Reports), (ii) that grants to a third party any commercial rights to exploit any of the Intellectual Property or (iii) the absence of which would have a Material Adverse Effect (each, a "Material Contract"). Each Material Contract is in full force and effect and is enforceable against the parties thereto (other than the Company) in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether considered in a proceeding in equity or at law), and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default by the Company or, to the best knowledge of the Company, any third party under any Material Contract. The Company has duly complied in all material respects with the provision of each Material Contract to which it is a party.

          SECTION 3.18. Brokers. No broker, finder or investment banker (other than Aylward and Associates) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Aylward and Associates

          SECTION 3.19. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Fister & Associates, dated the date of this Agreement, to the effect that the cash consideration to be received in the Offer and the Merger by the Company's public stockholders is fair to the Company's public stockholders from a financial point of view, a copy of such opinion has been delivered to Parent and such opinion has not been withdrawn or modified.

          SECTION 3.20. Related Party Transactions. Except as disclosed in the SEC Reports, there are no material agreements, arrangements or understandings between the Company, on the one hand, and any affiliate of the Company, on the other hand.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

          SECTION 4.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by

Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether considered in a proceeding in equity or at law).

          SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent Parent or Purchaser from performing their respective obligations under this Agreement and consummating the Transactions.

          (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority to be obtained or made by Parent or Purchaser, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement.

          SECTION 4.04. Financing. Parent has, or will have available to it at the time Purchaser is required to pay for Shares under the terms of the Offer, and will make available to Purchaser, sufficient funds to permit Purchaser to acquire all of the outstanding Shares in the Offer and the Merger.

          SECTION 4.05. Offer Documents; Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

               (a) amend or otherwise change its Certificate of Incorporation or By-laws;

               (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of,
     (i) any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company (except for the issuance of a maximum of 130,000 Shares issuable pursuant to Options outstanding on the date hereof) or (ii) any assets of the Company except for sales in the ordinary course of business and in a manner consistent with past practice;

               (c) except as set forth in Section 5.01 of the Disclosure Schedule, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

               (d) except as set forth in Section 5.01 of the Disclosure Schedule, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

               (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital commitment which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Company; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

               (f) except as set forth in Section 5.01 of the Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

               (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

               (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

               (i) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the Transactions;

               (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1994 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

               (k) sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property; or

               (l) announce an intention, commit or agree to do any of the foregoing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          SECTION 6.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (ii) subject to its fiduciary duties under applicable law as advised in writing by independent counsel, (A) include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and
(B) use its best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

          (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

          SECTION 6.02. Proxy Statement. If required by applicable law, as soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared as promptly as practicable by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

          SECTION 6.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser and affiliates of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of each committee of the Board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the earlier of (i) the time Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis and
(ii) the Effective Time, the Company shall use its best efforts to ensure that all the members of the Board and each committee of the Board as of the date hereof who are not employees of the Company shall remain members of the Board and of such committees.

          (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          (c) Following the election of designees of Purchaser pursuant to this
Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who are neither (i) designees of Purchaser nor (ii) employees of the Company.

          SECTION 6.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company, and shall furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

          (b) All information obtained by Parent or Purchaser pursuant to this
Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated October 10, 1995 (the "Confidentiality Agreement"), between Parent and the Company.

          (c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          SECTION 6.05. No Solicitation of Transactions. Unless this Agreement shall have been terminated pursuant to Section 8.01, the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any business combination with the Company or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 6.05 shall prohibit the Board from responding to any unsolicited proposal made in writing to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company, to the extent the Board, after consultation with independent legal counsel, determines in good faith that such action is required for the Board to comply with its fiduciary duty to stockholders imposed by Delaware Law. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

          SECTION 6.06. Employee Benefits Matters. Parent intends that, for a period of one year immediately following the Effective Time, it shall, or shall cause the Surviving Corporation to, continue to maintain employee benefit and welfare plans, programs, contracts, agreements policies and executive incentives and perquisites, other than equity- based plans, for the benefit of active and retired employees of the Company or the Surviving Corporation which in the aggregate provide benefits that are no less favorable to employees than the benefits provided to such active and retired employees on the date hereof.

          SECTION 6.07. Directors' and Officers' Indemnification. (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and related matters than are set forth in Article VII of the By-laws of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the

Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

          (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before, at or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of three years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.07(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such three-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

          (c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.07.

          SECTION 6.08. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.09. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

          SECTION 6.10. Public Announcements. Parent, Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the consent of the other parties, except as may be required by law or the Company's listing agreement with the Nasdaq National Market.

          SECTION 6.11. Confidentiality Agreement. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction as contemplated by this Agreement. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

          SECTION 7.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Certificate of Incorporation of the Company;

               (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

               (c) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

               (d) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the
Company:

               (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

               (b) By either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before March 31, 1996; provided, however, that the right to terminate this Agreement under this
     Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

               (c) By Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within 30 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 60 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer for Shares, or shall have resolved to do any of the foregoing; or

               (d) By the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 30 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 60 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of the Company contained in this Agreement or the material breach by the Company of any material representation or warranty of the Company contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement or the Merger in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or its assets or a merger or other business combination or in order to approve a tender offer or exchange offer for Shares by a third party, in either case, as determined by the Board in the exercise of its good faith judgment and after consultation with its legal counsel and financial advisors, on terms more favorable to the Company's stockholders than the Offer and the Merger taken together; provided, however, that such termination under this clause (ii) shall not be effective until the Company has made payment to Parent of the Fee (as hereinafter defined) required to be paid pursuant to Section 8.03(a) and has deposited with a mutually acceptable escrow agent $500,000 for reimbursement to Parent and Purchaser of Expenses (as hereinafter defined).

          SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Sections 8.03 and 9.01 and (ii) nothing herein shall relieve any party from liability for any breach hereof.

          SECTION 8.03.  Fees and Expenses.  (a)  In the event that

          (i) any person shall have commenced a tender or exchange offer for 10% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any person beneficially owning 10% or more) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than the Per Share Amount (a "Competing Proposal") and (w) the Board does not recommend against the Competing Proposal, (x) the Offer shall have remained open for at least 20 business days, (y) the Minimum Condition shall not have been satisfied and (z) this Agreement shall have been terminated pursuant to
     Section 8.01; or

          (ii) this Agreement is terminated (x) pursuant to Section 8.01(c)(ii) or (y) pursuant to Section 8.01(d)(ii);

then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of U.S.$1,000,000 (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses up to $500,000 in the aggregate. For purposes of this Section 8.03, the term "Expenses" shall mean all out-of-pocket expenses and fees of each of Parent, Purchaser and their respective shareholders and affiliates (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of counsel, accountants, experts and consultants to Parent and Purchaser, and all printing and advertising expenses and all costs and expenses incurred by or on behalf of Parent and Purchaser in connection with the collection under and enforcement of this
Section 8.03) actually incurred or accrued by any of them or on their behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent and Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto.

          (b) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

          SECTION 8.04. Amendment. Subject to Section 6.03(c), this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.05. Extension; Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                ARTICLE IX

                            GENERAL PROVISIONS

          SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles II and Sections 6.06 and 6.07 shall survive the Effective Time indefinitely and those set forth in Sections 6.04(b) and 8.03 shall survive termination indefinitely. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

          if to Parent or Purchaser:

               Thomson U.S. Holdings Inc.
               c/o The Thomson Corporation
               Metro Center at One Station Place
               Stamford, Connecticut  06902
               Telecopier No. : (203) 348-5718
               Attention:  General Counsel

          with a copy (which shall not by itself constitute notice) to:

               Research Institute of America
               90 Fifth Avenue
               New York, New York  10011
               Telecopier No.:  (212) 337-4197
               Attention:  Euan C. Menzies

          and a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Telecopier No.:  (212) 848-7179
               Attention:  David W. Heleniak, Esq.

          if to the Company:

               SCS/Compute, Inc.
               2252 Welsch Industrial Court
               St. Louis, Missouri  63146
               Telecopier No.:  (314) 432-7308
               Attention:  Chief Executive Officer

          with a copy (which shall not by itself constitute notice) to:

               Peper, Martin, Jensen, Maichel and Hetlage
               720 Olive Street, 24th floor
               St. Louis, Missouri  63101
               Telecopier No:  (314) 621-4834
               Attention:  John R. Short, Esq.

          SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

               (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

               (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

               (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

               (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

               (e) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

               (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 9.05. Entire Agreement; Assignment. Except as set forth in Sections 6.04 and 6.11, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 9.08. Governing Law. Except to the extent that Delaware Law applies to the Transactions, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State.

          SECTION 9.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   THOMSON U.S. HOLDINGS INC.


                                   By /s/ Nigel R. Harrison
                                      Name: Nigel R. Harrison
                                      Title: Executive Vice President


                                   SCS SUBSIDIARY, INC.


                                   By /s/ Nigel R. Harrison
                                      Name: Nigel R. Harrison
                                      Title: Treasurer

                                   SCS/COMPUTE, INC.


                                   By /s/ Robert W. Nolan, Sr.
                                      Name: Robert W. Nolan, Sr.
                                      Title: President

                                                                         ANNEX A

                             Conditions to the Offer



          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

               (a) there shall have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of its subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of its subsidiaries, or to compel the Company, Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of its subsidiaries, as a result of the Transactions; (iii) seeking to impose limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, the Stock Purchase Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect or which is reasonably likely to materially adversely affect the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of Parent.

               (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the Stock Purchase Agreement or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above;

               (c) there shall have occurred any change, condition, event or development that, when taken together with all such other changes, conditions, events and developments, has a Material Adverse Effect with respect to the Company;

               (d) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the then outstanding Shares has been acquired by any person, other than

     Parent or any of its affiliates or Mr. Robert W. Nolan, Sr. or (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger, this Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

               (e) any representation or warranty of the Company in this Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement;

               (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

               (g) this Agreement shall have been terminated in accordance with its terms; or

               (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.